Exhibit 10.19
SUPERVALU INC.
EXECUTIVE & OFFICER SEVERANCE PAY PLAN
(As amended and restated effective April 20, 2018)

SUPERVALU INC., a Delaware corporation, hereby establishes a severance pay plan for those employees of SUPERVALU and its subsidiaries (the “Company”) who have been elected by the Board of Directors as a Section 16 or corporate officer, pursuant to this Plan document (the “Plan”). If and to the extent that any employees covered by this Plan are also covered under the plan set forth in the document entitled “SUPERVALU INC. Severance Pay Plan for Nonunion Associates” and dated June 2, 2008, as amended from time to time, this Plan shall entirely replace and supersede such coverage.

1.	Purpose. The Plan provides severance benefits to certain employees of the Company whose employment is involuntarily terminated without Cause, as that term is defined herein.

2.	Effective Date. This Plan document is effective for any termination of employment of which a participant (as defined in paragraph 3) is notified on or after April 20, 2018.

3.	Participation. Unless excluded under paragraph 4, an employee of the Company becomes a participant in the Plan if:

(a)	at the time of termination, the employee has been elected by the Board of Directors as a Section 16 or corporate officer; and

(b)	the employee is involuntarily terminated without Cause, on or after the effective date of this Plan, as that term is defined herein.

For purposes of subparagraph (b), Cause means:

(i)
the continued failure to substantially perform employee’s duties with the Company (other than any such failure resulting from incapacity due to physical or mental illness), after a written notice has been provided identifying the manner in which the employee has not substantially performed employee’s duties, and after employee has had six (6) months to improve performance to Company’s expectations;

(ii)	the conviction of, or plea of guilty or nolo contendere to, a felony or the employee’s engagement in conduct which, in the Company’s opinion, is materially and demonstrably injurious to the Company;

(iii)
the commission of an act or acts of personal dishonesty intended to result in substantial personal enrichment of the employee at the expense of the Company; provided, however, that in no event shall Cause exist by virtue of any action taken by the employee in compliance with express written directions of the Board, the Company’s Chief Executive Officer, or the officer to whom the employee reports, or in reliance upon the express written consent of the Company’s counsel; or

(iv)	employee’s failure to comply with Company policies relating to Code of Business Conduct, Equal Employment Opportunities and Harassment, or Workplace Violence.

With respect to the Chief Executive Officer only, for a termination of employment to be for Cause, the employee must be provided with a notice of termination within six (6) months after the Company has actual knowledge of the act or omission constituting Cause, the employee must be provided with an opportunity to be heard by the Board no earlier than 30 days following the notice of termination; and there must be a good faith determination of Cause by at least 2/3rds of the non-employee outside directors of the Company.

Whether the termination meets the criteria for Cause outlined above will be determined by the Company in its sole discretion based on all the facts and circumstances. The Company’s decision will be final and binding.

A participant will continue in the Plan until the earliest of: (i) the date the participant has been paid all the severance payments due under the Plan, (ii) the date the participant accepts continuing employment with the Company in a classification other than a classification of employees covered by this Plan, (iii) the date the participant’s employment is terminated under conditions that do not qualify for benefits under this Plan, or (iv) the date of the participant’s death.

4.	Exclusions. Even if an employee satisfies the requirements in paragraph 3, the employee will not become a participant or receive benefits in this Plan if:

(a)	employee is terminated due to disability or death;

(b)	employee has not been actively at work at any time during the six (6) months immediately preceding the termination date;

(c)	employee accepts any position with the Company or a subsidiary thereof;

(d)
employee is offered a position by the Company or a subsidiary thereof, and such position does not require relocation and offers total annual cash compensation equal to or greater than employee’s current total annual cash compensation, even if employee does not accept such offer;

(e)
employee is employed in a business unit in which a sale or other transfer of the business unit, a portion of the business unit, or specific assets of the business unit to another employer occurs and, (i) upon or within one hundred twenty days (120) days following the closing of that transaction, (A) employee accepts any position with the other employer or (B) is offered a position that does not require relocation and with total annual cash compensation that is not less than the employee’s current total annual cash compensation, even if employee does not accept such offer; provided that, employee remains employed by the Company through the occurrence of either (A) or (B) or (ii) the employment of employees employed by such business unit is continued immediately following the closing of that transaction by operation of law. For purposes of this subparagraph 4(e), “business unit” shall mean any subunit of the Company as defined at the discretion of the Company (e.g., subsidiary, district, region, or cost center may be “business units” under this subparagraph);

(f)
employee does not continue working through the date designated by the Company as the employee’s termination date or any earlier date that is designated by the Company as the employee’s release from duty date;

(g)	employee fails to return Company property on or before the employee’s last day of work;

(h)	employee is eligible for a severance payment on account of the employee’s termination of employment under an individual Change of Control Severance Agreement; or

(i)
employee fails to execute a Release of Claims and Agreement in the form and manner prescribed by the Company within the time set forth in the Release of Claims and Agreement or revokes or rescinds such Release of Claims and Agreement during the revocation or rescission period set forth in such Release of Claims and Agreement (the Agreement will include the participant’s agreements related to confidentiality, noncompetition, nonsolicitation, nondisparagement, and arbitration).

5.	Severance Pay Benefit. The amount of severance pay is determined under this paragraph 5.

(a)	Amount. The amount of severance pay depends on the participant’s classification as follows:

Tier I
Chief Executive Officer
(1) 2 times annual base salary at time of termination

Plus

(2) an amount calculated as follows: take the average of the Company’s performance results (expressed as a percentage) under the Company’s annual bonus plan for executive officers for the preceding three years. Multiply that percentage by employee’s current target bonus amount under such annual bonus plan. Multiply the result of this subparagraph by two.

Plus

(3) a pro-rated bonus under the Company’s annual bonus plan (based on weeks of service in relevant bonus year) calculated on the same basis as all others in the same annual bonus plan.

Plus

(4) Reimbursement for cost of COBRA coverage for medical and/or dental insurance (if participant has been enrolled in such prior to termination, and if participant timely makes a COBRA election) until the earlier of: a) eighteen (18) months following termination; or b) participant is eligible to obtain medical and/or dental coverage through other sources. (Reimbursed amounts will be taxable to the participant).

Tier II

Executive Officers, as defined by Rule 3b-7 under the Securities Exchange Act of 1934, as amended (other than the Chief Executive Officer)
(1) 1.5 times annual base salary at the time of termination

Plus

(2) an amount based on the following calculation: take the average of the Company’s performance results (expressed as a percentage) under the Company’s annual bonus plan for executive officers for the preceding three years. Multiply that percentage by employee’s current target bonus amount under such annual bonus plan. Multiply the result of this subparagraph by 1.5.

Plus

(3) a pro-rated bonus under the Company’s annual bonus plan (based on weeks of service in relevant bonus year) calculated on the same basis as all others in the same annual bonus plan.

Plus

(4) Reimbursement for cost of COBRA coverage for medical and/or dental insurance (if participant has been enrolled in such prior to termination, and if participant timely makes a COBRA election) until the earlier of: a) eighteen (18) months following termination; or b) participant is eligible to obtain medical and/or dental coverage through other sources. (Reimbursed amounts will be taxable to the participant).

Tier III
Employees who have been elected by the Board of Directors as a corporate officer (other than executive officers)
(1) 1 times annual base salary at time of termination

Plus

(2) an amount based on the following calculation: take the average of the Company’s performance results (expressed as a percentage) under the applicable Company’s annual bonus plan for the preceding three years. Multiply that percentage by employee’s current target bonus amount under such annual bonus plan. Multiply the result of this subparagraph by one.

Plus

(3) a pro-rated bonus under the Company’s annual bonus plan (based on weeks of service in relevant bonus year) calculated on the same basis as all others in the same annual bonus plan.

Plus

(4) Reimbursement for cost of COBRA coverage for medical and/or dental insurance (if participant has been enrolled in such prior to termination, and if participant timely makes a COBRA election) until the earlier of: a) twelve (12) months following termination; or b) participant is eligible to obtain medical and/or dental coverage through other sources. (Reimbursed amounts will be taxable to the participant).

In the event that not all employees in a particular tier are or were on the same annual bonus plan or if the applicable bonus plan did not involve metrics tied to performance of the Company, the portion of the severance pay calculated by reference to the average of the Company’s performance results for the preceding three years shall instead refer to the average of the performance results for the annual bonus plan that was applicable to the employee during each of the preceding three years.

Furthermore, in the situation described in the preceding sentence, if the employee was not employed by the Company or did not participate in an annual bonus plan for any portion of the preceding three years, the severance pay calculation shall instead refer to the performance under the annual bonus plan applicable to the most similarly situated employee for the applicable year or years, as determined by the Board of Directors for any executive officers, or by the Chief Human Resources Officer or person performing such functions (“CHRO”) for all other employees.

In all cases above, employees shall also be entitled to receive any benefits or payouts, including accelerated vesting of awards, to which the employee may be entitled under any long-term incentive compensation award, including any equity compensation, as provided by the terms of the applicable plan and/or agreement governing such long-term incentive compensation award.

(b)
Time and Form of Payment. All severance pay, except the pro-rated amounts under the Company’s annual bonus plan will be paid in a single lump sum as soon as practicable after the tenth day following the last day of the revocation period specified in the Release of Claims and Agreement, subject to paragraph 9(e) below. Except as otherwise stated herein, bonuses payable under the annual bonus plan will be paid in the same form of payment as otherwise payable under the plan. In no case will payment of severance pay (other than the pro-rated amounts under the Company’s annual bonus plan) be made later than the later of (i) two and one half months following the end of the fiscal year in which the termination date or, if earlier, the release from duty date, occurs or (ii) March 15 of the calendar year next following the calendar year in which the termination date or, if earlier, the release from duty date, occurs.

The pro-rated annual bonus will be paid at the same time other bonuses are paid under the annual bonus plan. In no event, however, will payments under the annual bonus plan or any other amounts payable under this plan, except for reimbursement for the cost of COBRA coverage, be paid later than the applicable short term deferral period under Internal Revenue Code Section 409A. Required taxes will be withheld from payments under this Plan, and appropriate tax documents will be issued reflecting amounts received pursuant to this plan. Severance pay is not eligible for contributions to the 401(k) plan, flexible spending account plan or any deferred compensation plan.

(c)
WARN Benefits. Where the requirements of the Worker Adjustment and Retraining Notification Act (“WARN”) or other similar state or local requirements apply, participants will receive the legally required notice of termination dates. These participants will remain on active employment status as required by law through that notice period. Where the Company determines that the services of such participant are not required through the full notice period, the participant may be released from duty (see paragraph (d) below) but will continue to receive regular pay and benefits on the same basis as if they had reported to work and will also receive all severance pay under this Plan for which they are eligible.

(d)
Release from Duty Date. In some circumstances, the Company may determine in its sole discretion that the employee is not needed at work through the stated termination date. A participant will be eligible to receive severance pay under this Plan if the participant stops coming to work after receiving written notification from the Company of such an early release date.

(e)
Repayment of Severance Pay. If within six (6) months of an individual’s termination date, the Company wishes to rehire, in any capacity, an individual who has received severance benefits pursuant to this Plan, the rehired employee is required to repay to the Company a portion of the severance benefits received, calculated as follows: convert the amount of base salary in item (1) in Tier I, II, and III charts above into weeks of base salary (e.g., 52 weeks for a Tier III participant) and subtract from it the number of full weeks that elapsed between the participant’s termination date (or release from duty date, if earlier) and rehire date. Multiply that number of weeks by the weekly equivalent of the total base salary and bonus amounts in items (1) and (2) in the Tier I, II, and III charts, above. (The weekly equivalent is obtained by adding together the amounts paid under Items (1) and (2) and then dividing by 104 for Tier I, 78 for Tier II and 52 for Tier III). The result is the gross repayment amount. The individual must repay that amount, reduced by applicable taxes, to the Company prior to the date employment recommences or the employment offer will be withdrawn.

6.	Related Benefits and Benefit Plans.

(a)
Outplacement Assistance. At participant’s request, outplacement services shall be provided by a professional outplacement provider mutually acceptable to the employee and the Company at a cost to the Company of not more than Twenty-Five Thousand Dollars ($25,000). Such services may be provided by direct payment to the outplacement provider and not by reimbursement to employee. Services shall be paid only if the services are provided during the period beginning with the later of the termination date or last day worked and ending on the December 31 of the second calendar year following the calendar year in which the termination occurred. However, outplacement services may begin after the date employee is notified of termination with advance written approval of the Company.

(b)
Other Benefit Plans. Benefits in other benefit plans provided by the Company will be determined in accordance with the plan documents for those benefit plans. Severance pay is not eligible for deferral into 401(k) plans sponsored by the Company and will not be counted as pay in the SUPERVALU INC. Retirement Plan. Severance pay is not eligible for contribution to any Section 125 “cafeteria” plans or any deferred compensation plans. This Plan does not affect the payment of unused vacation or the terms of any stock option plan or agreements.

7.
Amendment and Termination of Plan. SUPERVALU INC., by action of its Board of Directors, reserves the right to amend or terminate this Plan without notice (subject to the proviso in this sentence), in any respect, in whole or in part, for any reason, at any time and from time to time, prospectively or retroactively or both, as to persons who are participants and as to persons who may become participants and as to benefits being received and as to benefits that may be received in the future in whole or in part. Changes to the Plan which are administrative or clarify its terms but that are not changes to eligibility requirements or reduction in the amount of benefits available under this Plan may be adopted and approved in writing by either the Board of Directors, the Chief Human Resources Officer or the General Counsel and Corporate Secretary or the person performing such functions.

8.	Claims Procedure.

(a)
Initial Claim and Decision. If a participant (referred to as claimant for remainder of Section 8) believes that she or he is not receiving a benefit she or he is entitled to receive under the Plan, the claimant may file a claim with the Vice President of Compensation or person performing such functions. The claim must be in writing, must include the facts and arguments the claimant wants considered, and must be filed within one year of the date the claimant knew (or should have known) the facts behind the claim. The Vice President of Compensation or person performing such functions has 90 days after receiving the claim to make a decision and notify the claimant if the claim is denied in whole or in part. The notice of denial will state the reasons for denial, the Plan provisions on which the denial is based, a description of additional material (if any) needed from the claimant and why, the procedure for requesting a review of the denial, and the participant’s right to file a civil action under section 502(a) of ERISA if the claim is denied upon review.

(b)
Request for Review and Decision. If the claimant disagrees with the denial of the claim, the claimant may file a request for a review of that decision. The request must be in writing to the CHRO or equivalent, must state the reason for disagreement with the denial of the claim, and must be filed within 60 days after the denial notice was received. The claimant should submit all documents and written arguments she or he wants considered at the review, and the claimant may, upon request and free of charge, receive copies of documents and information relevant to the claim. The CHRO has 60 days after receiving the request to make a decision and notify the claimant if the denial is upheld. If the CHRO decides that the claim was correctly denied, the notice will state the reasons for the denial, the Plan provisions on which the denial is based, the claimant’s right to receive, upon request and free of charge, reasonable access to and copies of the relevant documents and information used in the claims process, and the claimant’s right to file a civil action under section 502(a) of ERISA.

(c)
Extensions of Time Periods. If the claimant is notified what special circumstances require an extension and what date the claim is expected to be decided, the 90-day period for deciding an initial claim may be extended for up to 90 additional days and the 60-day period for making a decision following a request for a review may be extended for up to 60 additional days. If an extension of the 60-day period is necessary because the claimant needs to submit additional information, the claimant will be given 60 days to provide that information. The time it takes the claimant to provide that information will not count against the 60 days the CHRO has to make a decision.

(d)
In General. The CHRO will make all final decisions on claims. The CHRO has the discretion, authority, and responsibility to decide all factual and legal questions under the Plan, to interpret and construe the Plan and any ambiguous or unclear terms, and to determine whether a claimant is eligible for benefits and the amount of benefits, if any, a claimant is entitled to receive. The CHRO has the right to delegate his or her authority to make decisions and all such decisions are conclusive and binding on all parties. A claimant may, at his or her own expense, have an attorney or representative act on his or her behalf, but the Company has the right to require a written authorization from the claimant.

(e)
Substitution. For purposes of Section 8 (b) through (d) above, if the claimant is the CHRO, then “General Counsel and Corporate Secretary” shall be substituted wherever “Chief Human Resources Officer” or “CHRO” currently appears. In the absence of an individual designated as “General Counsel and Corporate Secretary,” the executive who oversees legal services shall be substituted wherever “Chief Human Resources Officer” or “CHRO” currently appears.

(f)
Deadline to File a Legal Action. No legal action to recover Plan benefits or to enforce or clarify rights under the Plan under section 502 or section 510 of ERISA or under any other provision of law, whether or not statutory, may be brought by any claimant on any matter pertaining to this Plan unless the legal action is commenced in the proper forum and before the earlier of: (a) thirty (30) months after the claimant knows or reasonably should have known of the principal facts on which the claim is based, or (b) six (6) months after the claimant has exhausted the claim and review procedure.

(g)	Choice of Forum. All controversies, disputes, claims, or causes of actions arising under or related to the Plan must be brought in the United States District Court for the District of Minnesota.

9.	Miscellaneous Provisions.

(a)
No Assignment. No participant will have any transmissible interest in any benefit under the Plan nor shall any participant have any power to anticipate, alienate, dispose of, pledge or encumber the same, nor shall the Company recognize any assignment thereof, either in whole or in part, nor shall any benefit be subject to attachment, garnishment, execution following the judgment or other legal process.

(b)	Correction of Error. The Company has the right to correct any errors that may occur in the administration of the Plan, including reducing or eliminating benefits to the participant under the Plan.

(c)	Governing Law. To the extent not preempted by the laws of the United States, the laws of the State of Minnesota shall apply with respect to the Plan.

(d)
Severability. If a provision of the Plan shall be held to be illegal, invalid or unenforceable, the illegal, invalid or unenforceable provision shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provisions had not been included.

(e)
409A Limitation. Notwithstanding any provision to the contrary, the Plan shall either provide for payments that are exempt from Code section 409A or such payments shall be made in compliance with Code section 409A. To the extent that any payments or benefits to be provided to the participant under this Plan would be considered deferred compensation under Code Section 409A and the participant, as of the date of participant’s termination of employment, is a “specified employee” as defined in regulations issued under Code Section 409A of the Code, then any such payments that would otherwise be due and payable during the first six (6) months following and on account of a termination of employment shall instead be paid to the participant upon the earlier of (i) six months and one day after the date of the participant’s termination of employment or (ii) any other date permitted under section 409A(a)(2) and section 409A(a)(3). To the extent that any payments or benefits to be provided to the participant under this Plan would be considered deferred compensation under Code section 409A, the provisions of this Plan pertaining thereto shall be construed and administered to comply with section 409A. Neither the Company nor any of its officers, directors, agent or affiliates shall be obligated, directly or indirectly, to any participant or any other person for any taxes, penalties, interest or like amounts that may be imposed on the participant or other person on account of any amounts paid or payable under this Plan or on account of any failure to comply with section 409A.